EXHIBIT 11

                  FIRST COMMERCE CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE


                                                 Three Months Ended
                                                      March 31
                                             ___________________________
                                                 1996        1995 <F1>
Primary earnings per share                   _____________ ______________
___________________________

Net income                                    $31,533,000   $14,492,000
Preferred dividend requirements                   713,000     1,087,000
                                              ___________   ___________
Income applicable to common shares            $30,820,000   $13,405,000
                                              ===========   ===========
Weighted average number of common shares
  outstanding, net of shares held in
  treasury                                     38,710,669    37,701,006
Shares from assumed exercise of options,
    net of treasury stock method                  187,867       134,044
                                              ____________   ___________
                                               38,898,536    37,835,050
                                              ============   ===========
Earnings per common share                           $ .79         $ .36


Fully diluted earnings per share
_________________________________
Income applicable to common shares            $30,820,000   $13,405,000
Expenses that would not have been incurred
  if assumed conversions had occurred:
      Preferred dividend requirements             713,000             -
      Interest expense on convertible
        debentures, net of tax                  1,686,000             -

                                             _____________  ____________
Income applicable to common shares plus
  expenses that would not have been incurred
  if assumed conversions had occurred         $33,219,000   $13,405,000
                                             =============  ============
Weighted average number of shares
  outstanding, net of shares held in treasury  38,710,669    37,701,006
Shares from assumed exercise of options,
    net of treasury stock method                  198,776       134,044
Shares from assumed conversion of dilutive
  convertible notes and debentures:
      Preferred stock                           2,067,175             -
      Convertible debentures                    3,031,242             -
                                            ______________  ____________
                                               44,007,862    37,835,050
                                            ==============  ============
Earnings per common share                           $ .75         $ .36


<F1> For the first quarter of 1995, convertible items were antidilutive;
     therefore, the primary and fully diluted EPS computations were the same.